Exhibit 99.1

CareDx Announces Pricing of Public Offering of Common Stock

BRISBANE, Calif., September 21, 2016 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced the pricing of its public offering of 2.25 million shares of its common stock at a price to the public of $4.00 per share. In addition, the Company has granted the underwriters a 30-day option to purchase up to 337,500 additional shares of its common stock. All of the shares will be offered and sold by CareDx.

Piper Jaffray & Co. is acting as sole manager for the offering.

The public offering will be made pursuant to a shelf registration statement on Form S-3 (File No. 333-206277) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on December 4, 2015. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus, and when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by email at prospectus@pjc.com, or by phone at (800) 747-3924.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a global molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients. CareDx offers AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate to severe acute cellular rejection (ACR). CareDx is developing additional products for transplant monitoring using a variety of technologies, including AlloSure®, a proprietary next-generation sequencing-based test to detect donor-derived cell-free DNA (dd-cfDNA) after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs. Olerup SSP® is a set of HLA typing products used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation. XM-ONE® is the first standardized test that quickly identifies a patient’s antigens against HLA Class I, Class II or antibodies against a donor’s endothelium. For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including statements relating to the proposed underwritten public offering. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as general economic and market factors, among others discussed in the “Risk Factors” section of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by CareDx with the SEC on March 29, 2016, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed by CareDx with the SEC on August 22, 2016 and the preliminary prospectus supplement related to the proposed offering filed with the SEC on or about the date hereof and in other filings that we make with the SEC. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Media Contacts - CareDx

Molly Martell, Senior Director, Marketing

T: +1 415-728-6307

E: mmartell@caredx.com

Media Contacts - Investor

Jamar Ismail, Vice President

Westwicke Partners, LLC Investor Contact

T: +1 415-513-1282

E: jamar.ismail@westwicke.com